EXHIBIT 3.1
TEXT OF AMENDMENTS TO
RESTATED BYLAWS
OF
OTTER TAIL CORPORATION
Full text of Section 2.03, as amended and restated in its entirety:
     Section 2.03.   Special Meetings. Special meetings of the shareholders may be held at any time and for any purpose or purposes and may be called by the Board of Directors, the chief executive officer or any other person specifically authorized under the Minnesota Business Corporation Act to call special meetings. Whenever voting power for the election of directors is vested in the holders of the Cumulative Preferred Shares or the Cumulative Preference Shares, the proper officers of the corporation shall, within twenty (20) days after written request therefor, signed by the holders of not less than five (5%) percent of the aggregate voting power (determined as provided in the Articles of Incorporation) vested in the Cumulative Preferred Shares or the Cumulative Preference Shares, as the case may be, of all series then outstanding, call a special meeting of shareholders for the purpose of electing directors. The date of such special meeting shall be not more than forty (40) days from the date of giving notice thereof. Whenever the holders of Cumulative Preferred Shares or the Cumulative Preference Shares shall be divested of voting powers with respect to the election of directors, the proper officers of the corporation shall within twenty (20) days after written request therefor, signed by the holders of not less than five (5%) percent of Common Shares outstanding, call a special meeting of the holders of Common Shares for the purpose of electing directors. The date of such special meeting shall be not more than forty (40) days from the date of giving notice thereof.
Full text of Sections 2.09 and 2.10:
     Section 2.09.   Nomination of Directors. Only persons nominated in accordance with the following procedures shall be eligible for election by shareholders as directors. Nominations of persons for election as directors at a meeting of shareholders called for the purpose of electing directors may be made (a) by or at the direction of the Board of Directors or (b) by any shareholder in the manner herein provided. For a nomination to be properly made by a shareholder, the shareholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation at least 90 days before the date that is one year after the prior year’s regular meeting. Each such notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the corporation if so elected. If the officer of the corporation presiding at a regular meeting of the shareholders determines that a director nomination was not made in accordance with the foregoing procedures, such nomination shall be void and shall be disregarded for all purposes.
     Section 2.10.   Shareholder Proposals. To be properly brought before a regular meeting of shareholders, business must be (a) specified in the notice of the meeting; (b) directed to be brought before the meeting by the Board of Directors; or (c) proposed at the meeting by a shareholder who (i) was a shareholder of record at the time of giving of notice provided for in these Bylaws; (ii) is entitled to vote at the meeting; and (iii) gives prior notice of the matter, which must otherwise be a proper matter for shareholder action, in the manner herein provided. For business to be properly brought before a regular meeting by a shareholder, the shareholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation at least 90 days before the date that is one year after the prior year’s regular meeting. Such notice shall set forth: (a) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the proposal will be made; (b) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the proposal will be made; (c) a brief description of the business desired to be brought before the regular meeting and the reasons for conducting such business; and (d) any material interest in such business of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The Chairman of the meeting may refuse to acknowledge any proposed business not made in compliance with the foregoing procedure. Notwithstanding anything in these Bylaws to the contrary, no business shall be considered properly brought before a regular meeting by a shareholder unless it is brought in accordance with the procedures set forth in this Section 2.10.

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